EX-20.3


TREATS INTERNATIONAL

PRIVATE & CONFIDENTIAL


January 23, 1998


Mr. John Grossi
Treats, New Center One
Suite 201
3031 West Grand Blvd.
Detroit, MI 48202

Dear Mr. Grossi.

RE:  Treats Bakery Cafe at New Center One, Detroit, MI (the "Premises")

This letter will confirm that effective December 1, 1997, EMC Group, Inc.
(EMC) is the authorized National Licensee for all Treats Stores in the United States and in connection therewith we further confirm that all leases for existing Treats Stores have been assigned to EMC as of December 1, 1997.

Therefore, we hereby serve Notice that the Letter Agreement dated June 24, 1997,between Treats International, Inc. and John Grossi copy of which is attached is hereby assigned to EMC as of December 1, 1997 and all payments required to be made under the Letter Agreement are to be made directly to EMC at the following address:




                                   EMC Group, Inc.
                                   346 Tanager Court
                                   Lakeland, FL 33803-4843
                                   Attn.:  Mr. Erhard Sommer, President

Yours truly,
Treats International, Inc.

/s/  Carmen Savary
Carmen Savary, Director
Lease/Franchise Administration




cc.   Doug Lippay, Treats
      Erhard Sommer. EMC




             418 Preston Street, Ottawa, Ontario, Canada K1S 4N2
         Telephone: 613-563-4073   FAX Administration:  613-563-1982
                          FAX Finance:  613-563-1023


TREATS INTERNATIONAL


LETTER AGREEMENT
June 24, 1997
                                                         FAX 313-422-6266

Mr. John Grossi
Amicci's Pizza
3849 W. Vernor
Detroit, MI 48216

Dear Mr. Grossi:

RE:     Treats BAKERY CAFE at New Center One, Detroit, MI (the "Premises")

This Letter Agreement ("Agreement") will confirm your recent discussions with our Doug Lippay, whereby it was agreed that effective June 30, 1997 you will assume operation and management of the Treats Store at the above-noted Premises, on behalf of Treats International Inc. ("Treats") on the following terms and conditions:

(1) all equipment and trade fixtures located in the Premises during the Management Period are the sole property of Treats (the "Equipment").

(2) you agree during the Management Period to maintain, at your expense, the Equipment in good operating condition to the satisfaction of Treats;

(3) all profits and losses during the Management Period shall be to your account,

(4) so long as this Agreement is in effect, you agree to pay Treats an administration fee ("administration fee") in the amount of $148,711.08US, payable over an eighty-five month period as follows:

(a) forty-eight (48) monthly payments in the amount of One Thousand, Seven Hundred, Seventy and 37/100 Dollars, U.S. currency
    ($l,770.37US) each

(b) thirty-six (36) monthly payments in the amount of Nine Hundred Dollars, U.S. currency ($900. US), each; and

(c) one (1) monthly payment in the amount of Thirty-one thousand, three hundred thirty-three Dollars U.S. currency ($31,333.US)

payable in advance on the first day of each and every month commencing of the first day of August, 1997.

(5) you agree to pay during the Management Period all other expenses, including liability insurance for the premises in accordance with the provisions of the lease for the Premises and/or Treats.

(6) this Agreement may be terminated by you at anytime upon SIXTY (60) days written Notice ("Termination Notice") to Treats and in the event such Termination Notice is served, then and in such event you shall cease operating the Store at the expiry of such sixty day period;

(7) If at any time during the Management Period you are in default of any of
    the     terms and conditions of this Agreement, and fail to remedy such default within fourteen (14) days after receipt of Notice from Treats of any such default, Treats shall have the right to terminate this Agreement upon thirty (30) days' Notice.

(8) the inventory located in the Premises at the commencement of the Management Period will be sold to you by Treats, at cost, payable within seven (7) days of the commencement date of the Management Period.

(9) At all times during the Management Period you will be directly responsible for payment of all taxes including payroll, sales tax and any other applicable taxes as required by law;

(10) During the Management Period you agree to pay to Treats a Management Fee as follows:

    1% of Gross Sales during the first (lst) and second (2nd) years of the Management Period;

    2% of Gross Sales during the third (3rd) and fourth (4th) years of the Management Period;

    4% of Gross Sales during the fifth (5th) and sixth (6th) years of the Management Period;

    and thereafter five percent (5%) of Gross Sales.

(11) You agree, at all times during the Management Period to maintain a monthly Pest Control services contract with a qualified and certified Michigan Extermination Company at your expense and provide Treats with copy of such contract.

(12) You agree, at all times during the Management Period to have grease trap located in the Premises satisfactorily maintained by an authorized service company and provide Treats wit a copy of such contract.

(13) You agree to pay during the first nine (9) months of the Management Period an amount equal to $2200.00 US, in respect of the monthly Minimum Rent and Additional Rent due under the Lease fort he Premises, which shall be paid directly to Treats on or before the first day of each and every month, during the said nine (9) month period.

(14) Treats agrees that during the first nine (9) months of the Management Period it shall use its most reasonable efforts to obtain from the Landlord a Lease Amending Agreement giving effect to a favourable Minimum Rent reduction (Rent Reduction") and in the event Treats is unable to obtain such Rent Reduction by the end of the first nine (9) months of the Management Period, you agree to pay the contracted Rent due under the Master Lease and then and in such event Treats agrees that the Management Fee shall remain at 1% of Gross Sales for the duration of the Management Period.

(15) You agree during the Management Period to pay directly to the Landlord, all monthly utility charges in respect of the Premises in advance on or before the first day of each and every month.

(16) Provided you have satisfactorily carried out your obligations under this Agreement, you shall have a first right to purchase the Treats Franchise for the Premises, at a purchase price equal to the then outstanding balance owing Treats on account of the administration fee at the date of exercise of this first right of refusal.

(17) Treats agrees that in the event the first right of refusal referred to herein is not exercised on or before the seventh (7th) anniversary of the commencement date of the Management Period, Treats, upon receipt of written request therefor. agrees to transfer to you title to the equipment owned by Treats and located in the Premises on the seventh
    (7th) anniversary of the commencement date of the Management Period.

(18) You agree at all times during the Management Period to comply with all mandatory specifications, standards and operating procedures as determined by Treats in its sole discretion. The specifications and operating standards are as follows:

     (1) quality and appearance of products sold by the Store and Services performed at the Store;

     (2) the safety, maintenance, cleanliness, function and appearance of the Store premises, fixtures, equipment and signs;

     (3) appearance and demeanour of Store employees;

     (4) staff, Management or operating personnel uniforms;

     (5) use of Marks;

     (6) use end illumination of signs,, posters, displays, standard formats and similar items;

     (7) use and retention of standard forms;

     (8) displays of advertising materials for a Store franchise; and

     (9) establishment of daily business hours for the Store.

   (10) only the sale of products as authorized by Treats.

   (11) purchasing all products, paper goods supplies and other materials utilized in the Premises only from suppliers and/or distributors as from time to time approved by Treats and Treats agrees to provide you with a list of such approved competitively priced suppliers and/or distributors as at the commencement date of the Management Period.

(19) You agree to pay to Treats, forthwith upon execution of this Agreement, a security deposit in the amount of $4,400.US.

Please indicate your acceptance and Agreement to the above-noted terms and conditions by signing the enclosed copy of this letter and returning same to my attention, prior June 27. 1997, together with the security deposit referred to above.

Yours truly,
Treats International, Inc.

    /s/   Paul J. Gibson
    Paul J. Gibson

    For  Erhard Sommer
    President



THE ABOVE-NOTED TERMS AND CONDITIONS ARE HEREBY AGREED TO AND ACCEPTED BY:
    /s/    John Grossi                                 DATE:   6/26/97
    JOHN GROSSI
    President of a corporation to be formed)


               418 Preston Street, Ottawa, Ontario, Canada K1S 4N2
            Telephone: 613-563-4073   FAX Administration:  613-563-1982
                            FAX Finance:  613-563-1023